BBX Capital Corporation Announces Its

Intent to Take Bluegreen Vacations Corporation Private

Through a Short-Form Merger

FORT LAUDERDALE, Florida and BOCA RATON, Florida – March 4, 2019 – BBX Capital Corporation (NYSE: BBX; OTCQX: BBXTB) (“BBX Capital”) announced today that it intends to take Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen”) private through a statutory short-form merger under Florida law.  In the merger, a newly-formed subsidiary of Woodbridge Holdings Corporation (“Woodbridge”), a wholly owned subsidiary of BBX Capital, would merge with and into Bluegreen, with Bluegreen being the surviving company of the merger.  As a result of the merger, each share of Bluegreen’s common stock outstanding at the effective time of the merger, other than shares beneficially owned by BBX Capital and shareholders who duly exercise and perfect appraisal rights in accordance with Florida law, will be converted into the right to receive $16.00 per share in cash.

BBX Capital currently beneficially owns approximately 90% of Bluegreen’s common stock.  Under Florida law, the holder of more than 80% of the outstanding shares of Bluegreen’s common stock, may effect the merger without the approval of, or action by, the Board of Directors or any other shareholders of Bluegreen.  Accordingly, the Board of Directors of Bluegreen has not acted to approve or disapprove the merger, and the shareholders of Bluegreen will not be asked to approve or disapprove the merger or be furnished a proxy in connection with the merger.

If the merger is completed, Bluegreen’s common stock will be delisted from the New York Stock Exchange, will no longer be publicly traded, and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The purpose of the merger is to take Bluegreen private.  While Bluegreen went public in November 2017, the anticipated benefits of becoming a public company were not fully realized and the costs and management time associated with being a public company were significant.  It was anticipated that there would be sufficient liquidity in the trading of Bluegreen’s common stock, but the concentration of public holders of Bluegreen’s common stock by a few large shareholders adversely impacted the liquidity of the stock.

In addition, because BBX Capital is a public company and will, indirectly through Woodbridge, own, among its other holdings, 100% of Bluegreen following the Merger, shareholders of Bluegreen may choose to purchase shares of BBX Capital’s Class A Common Stock and/or Class B Common Stock following the transaction if they desire to continue to have an economic interest with respect to Bluegreen’s business.  BBX Capital’s Class A Common Stock is listed on the

NYSE under the ticker symbol “BBX.”  BBX Capital’s Class B Common Stock is traded on the OTCQX under the ticker symbol “BBXTB.”

It is expected that the merger will be effected 30 days after the Schedule 13E-3 filed with the Securities and Exchange Commission (the “SEC”) relating to the merger (which is described in further detail below) is first mailed to Bluegreen’s shareholders, or as soon as practicable thereafter.  The merger is not subject to any financing condition or any other conditions to completing the merger.  However, neither BBX Capital nor Woodbridge is under any obligation to cause the merger to be completed, and they could decide to terminate the merger at any time before it becomes effective.

Certain additional information regarding the merger, including additional details regarding the terms of the merger, how the merger will affect Bluegreen’s shareholders, and the rights of Bluegreen’s shareholders with respect to the merger, including, without limitation, appraisal rights,  will be contained in a Schedule 13E-3 to be filed with the SEC by BBX Capital (and certain other filers).  Such Schedule 13E-3 and amendments thereto will be available on the SEC’s website at  www.sec.gov. In addition, a copy of the final Schedule 13E-3 will be mailed to Bluegreen’s shareholders at least 30 days prior to the effective date of the merger.  Bluegreen’s shareholders should carefully review the entire Schedule 13E-3.

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About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company whose activities include its 90 percent ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

About Bluegreen Vacations Corporation Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 216,000 owners, 69 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of December 31, 2018. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit  www.BluegreenVacations.com.

BBX Capital Corporation Contact:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contacts:

Kip Hunter Marketing, 954-765-1329, Nicole Lewis /Aimee Adler

Email: nicole@kiphuntermarketing.com,  aimiee@kiphuntermarketing.com

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements may be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties.  These risks and uncertainties include, but are not limited to, those relating to the proposed merger described in this press release, including that the merger may not be consummated when expected or at all, that BBX Capital may not realize the benefits expected from the merger to the extent anticipated  or at all, and risks relating to the exercise of appraisal rights, including that the fair value of Bluegreen’s common stock determined in accordance with Florida’s appraisal rights statutes may be greater or less than the per share merger consideration that Bluegreen’s shareholder would be entitled to receive pursuant to the merger.  The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Reference is also made to the risks and uncertainties regarding the businesses, operations and trading markets of BBX Capital and Bluegreen which are detailed in reports filed by BBX Capital and Bluegreen with the SEC, including the “Risk Factors” sections thereof, and may be viewed on the SEC’s website at www.sec.gov The companies caution that the foregoing factors are not exclusive.